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                                                                    EXHIBIT 10.3

                              EMPLOYMENT AGREEMENT


        THIS EMPLOYMENT AGREEMENT ("Agreement"), dated as of the 13th day of April, 1998, is entered into by and between John P. McMurray ("Executive") and RealTrust Asset Corporation, a Maryland corporation ("Company"), and is effective as of the date of execution hereof.

        WHEREAS, the Company desires to establish its right to the continued services of the Executive, in the capacity described below, on the terms and conditions and subject to the rights of termination hereinafter set forth, and the Executive is willing to accept such employment on such terms and conditions.

        NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, the Executive and the Company have agreed and do hereby agree as follows:

1. Employment by the Company. The Company does hereby employ, engage and hire the Executive as Executive Vice President of Capital Markets and Asset Liability Management of the Company, and the Executive does hereby accept and agree to such hiring, engagement and employment. The Executive's duties shall be such executive and managerial duties as the Board of Directors of the Company or its subsidiaries shall from time to time prescribe and as provided in the bylaws of the Company. The terms of this Agreement shall be subject to the personnel policies of the Company as determined by the Board of Directors from time to time, except to the extent that any such policy would have a material adverse effect on the rights of the Executive under the terms of this Agreement. The Executive shall devote such time, energy and skill to the performance of his duties for the Company and for the benefit of the Company as may be necessary or required for the effective conduct and operation of the Company's business. The Executive agrees, during the Term of this Agreement and any extension of this Agreement, to devote his entire business and professional time, attention, and energies exclusively to the business of the Company as shall be necessary, advisable or required to perform the duties of the Executive's position, and to conform to the rules, regulations, instructions, personnel practices and policies of the Company, as existing and amended from time to time by the Company or its Board. Furthermore, the Executive and the Company shall exercise due diligence and care in the performance of their duties under this Agreement.

2. Term of Agreement. The term ("Term") of this Agreement shall commence as of the date of execution hereof (the "Effective Date") and shall continue through April 13, 2003 unless employment is terminated under Section 6, 7 or 8; provided, however, that on each April 13 commencing April 13, 2003 the Term of the Agreement shall automatically be extended for one additional year unless, not later than three months prior to any such April 13, either party shall have given written notice to the other that it does not wish to extend the Term of the Agreement.


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3. Compensation.

        a. Base Salary. The Company shall pay the Executive, and the Executive agrees to accept from the Company, in payment for his services to the Company, a base salary at the rate per annum to be determined by the Compensation Committee of the Board of Directors and provided to the Executive in writing ("Base Salary"), which is subject to increase upon thirty (30) days' notice and shall initially be set at a minimum of Two Hundred Thousand Dollars ($200,000.00) and is subject to Annual Review by the Board of Directors. Base Salary is payable in equal biweekly installments or at such other time or times as the Executive and Company agree.

        b. Performance Bonus. Commencing with fiscal year ending December 31, 1999, the Executive shall be entitled to receive an incentive performance bonus equal to 20% of the Bonus Incentive Compensation Plan established by the Company ("Bonus"), which, during the initial Term of this Agreement, shall substantially reflect the provisions set forth in Exhibit A. For the fiscal year ending December 31, 1998, Executive shall receive a cash bonus of $75,000 upon completion of the Company's IPO (as defined below).

        c. Incentive Stock Options. At the Effective Date, the Company shall grant Executive options to purchase 30,000 shares of the Company's Common Stock at an exercise price equal to the common stock price effective at the Company's planned initial public offering of 5,750,000 Units each consisting of one share of Common Stock and One Stock Purchase Warrant ("IPO"). Such options shall immediately vest and become exercisable as provided in the Company's 1996 Stock Option Plan and have a minimum term of exercisability of ten years.

        d. Annual Review. The Compensation Committee of the Company's Board of Directors shall, at least annually, review the Executive's entire compensation package to determine whether it continues to meet the Company's compensation objectives. Such annual review will include a determination of whether to increase (i) the Base Salary set forth in Section 3(a) and (ii) the Bonus to be awarded in accordance with Section 3(b).

4. Fringe Benefits. The Executive shall be entitled to participate in any benefit programs adopted from time to time by the Company for the benefit of its executive employees at an appropriate level for the duties of the officer, and the Executive shall be entitled to receive such other fringe benefits as may be granted from time to time by the Company's Board of Directors or its Compensation Committee.

        a. Benefit Plans. The Executive shall be entitled to participate in any benefit plans relating to stock options, stock purchases, pension, thrift, profit sharing, life insurance, medical coverage, education or other retirement or employee benefits available to other executive employees of the Company at an appropriate level for the duties of the office, subject to any restrictions (including waiting periods) specified in such plans. The Company shall obtain medical and disability insurance, and such other forms of insurance as the Board of Directors shall determine, for its employees.

        b. Vacation. The Executive shall be entitled to four (4) weeks of paid vacation per calendar year and to compensation for earned but unused vacation days, with such vacation to be


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scheduled and taken in accordance with the Company's standard vacation policies.
Executive shall also be entitled to all paid holidays given by the Company to its employees and key management Executives.

5. Expenses.

        a. Business Expenses. The Company shall promptly reimburse the Executive for any and all necessary, customary and usual expenses, properly receipted in accordance with Company policies, incurred by the Executive on behalf of the Company.

        b. Relocation Expenses. The Company shall bear, or promptly reimburse the Executive for, the following expenses incurred by Executive in moving from Seattle, Washington, his current principal place of business, to the vicinity of Salt Lake City, Utah. Such relocation expenses shall be:

               i. Reasonable closing costs incurred on acquisition of a residence in the Salt Lake City area;

               ii. Reasonable monthly rent and utilities for temporary housing in a corporate apartment with kitchen facilities (Pinehurst Union Creek) for up to four (4) months after the closing of the Company's IPO;

               iii. Three trips (via coach class air) for the purpose of locating a principal residence for Executive's immediate family to the Salt
Lake City area from Seattle, Washington; and travel costs (via coach class air) for three trips by Executive from Seattle, Washington per month until relocation of Employee for up to four (4) months after the closing of the Company's IPO;

               iv. The reasonable costs of moving Executive's personal property from Seattle, Washington to Salt Lake City, Utah.

               v. The reasonable sales expenses including taxes incurred on the sale of Executive's principal residence in Bellevue, Washington.

6. Termination of Executive's Employment

        a. Death. If the Executive dies while employed by the Company, his employment shall immediately terminate. The Executive's compensation and benefits shall be determined in accordance with Section 8 below.

        b. Disability.

               (i) If, as a result of the Executive's incapacity due to physical or mental illness ("Disability"), Executive shall have been absent from the full-time performance of his duties with the Company for six (6) consecutive months, and, within thirty (30) days after written notice is provided to him by the Company, he shall not have returned to the full-time performance of his duties, the Executive's employment under this Agreement may be terminated by the Company for Disability. During any period prior to such termination during which the Executive is absent from the full-time performance of his duties with the Company due to


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Disability, the Company shall continue to pay the Executive his Base Salary and
Bonus at the rate in effect at the commencement of such period of Disability. Subsequent to such termination, the Executive's compensation and benefits upon termination by Disability shall be determined in accordance with Section 8 below.

               (ii) If, however, as a result of the Executive's partial incapacity due to physical or mental illness in which Executive shall not have been absent from his duties for six consecutive months and shall have returned to work on a full-time basis but is not able to perform at the same level as when hired and/or is not able to perform the same functions for which originally hired ("Partial Disability"), the Company shall make reasonable efforts to accommodate the Executive's Partial Disability by modifying his job description appropriately, together with a commensurate adjustment in compensation; provided, however, the Company shall be required to so continue the employment of the Executive in the event of a Partial Disability of the Executive only if the Company determines, in its sole discretion, that it can create a position for which the Executive would be suited and that would be economically advantageous to the Company.

        c. Termination by the Company for Cause. The Company may terminate the Executive's employment under this Agreement for "Cause," at any time prior to expiration of the Term of the Agreement, only in the event of (i) acts or omissions constituting gross negligence, recklessness or willful misconduct on the part of the Executive in respect of his fiduciary obligations or otherwise relating to the business of the Company, (ii) the Executive's material breach of this Agreement, or (iii) the Executive's conviction or entry of a plea of nolo contendere for fraud, misappropriation or embezzlement. In such a case, the Executive's employment under this Agreement may be terminated immediately without any advance written notice, and the Company's obligation to pay the Executive's Base Salary will cease and the Company shall have no obligation to pay any Bonus or Fringe Benefits which may have accrued or vested as of the termination date.

        d. Termination by the Executive. The Executive may at any time during the Term of this Agreement terminate his employment hereunder for any reason or no reason by giving the Company notice in writing in advance of such termination. Except as may be provided in Sections 11 and 12, the Executive shall have no further obligations to the Company after the effective date of termination, as set forth in the notice. In the event of a termination by the Executive under this paragraph, the Company will pay only the portion of Base Salary or previously awarded Bonus unpaid as of the termination date. Fringe benefits which have accrued and/or vested on the termination date will continue in effect according to their terms, but no additional accrual or vesting will take place.

7. Compensation Upon Termination by the Company After Change in Control Other than for Cause. Notwithstanding the provisions of Section 8 below, if the Executive's employment shall be terminated by the Company after a Change in Control (as defined in Section 10) by the Company other than for Cause, the Executive shall be entitled to the following benefits:


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        a. Payment of Unpaid Base Salary. The Company shall immediately pay the
Executive any portion of the Executive's Base Salary or previously awarded Bonus not paid prior to the termination date.

        b. Severance Payment. The Company shall pay the Executive an amount (the "Change in Control Severance Amount") equal to three times the Executive's combined current year Base Salary and actual Bonus compensation for the preceding fiscal year; provided, however, the Change in Control Severance Amount shall not be less than Six Hundred Thousand Dollars ($600,000.00) nor more (once the minimum is reached) than one percent (1.0%) of the book value of the Company (i.e., the amount reported on the Company's balance sheet prepared in accordance with generally accepted accounting principles as stockholders' equity). The Change in Control Severance Amount shall be payable fifty percent (50%) within five (5) days after the termination date and the remaining fifty percent (50%) shall be payable in twelve (12) equal consecutive monthly installments beginning on the first day of the month following the termination date.

        c. Immediate Vesting of Stock Options. The Company shall take all appropriate action to ensure that all stock options on the Company's stock owned by the Executive as of the Effective Date and which have not been exercised prior to the termination date become immediately exercisable by the Executive, whether or not the right to exercise such stock options would otherwise then be vested in the Executive. The provisions of this Section 7(c) shall constitute an amendment to any existing stock option agreements of the Company as of the Effective Date. All other stock options owned by the Executive as of the termination date shall be exercisable in accordance with the Company's stock option plan and the applicable stock option agreements.

        d. Continuation of Fringe Benefits. From and after termination of the Executive's employment, the Company shall continue to provide the Executive with all life insurance and medical coverage fringe benefits set forth in Section 4 as if the Executive's employment under the Agreement had not been terminated until the earlier to occur of (i) such time as the Executive finds full-time employment or (ii) the expiration of three years. Notwithstanding the immediately preceding sentence, if, as the result of termination of the Executive's employment, the Executive and/or his otherwise eligible dependents or beneficiaries shall become ineligible for benefits under any one of the Company's benefit plans or the cost of providing such benefits exceeds two hundred percent (200%) of the cost of providing such benefits to other members of senior management, the Company, at the Company's option, shall (i) continue to provide the Executive and his eligible dependents or beneficiaries with benefits at a level at least equivalent to the level of benefits for which the Executive and his dependents and beneficiaries were eligible under such plans immediately prior to the termination date or (ii) for any fringe benefit not so provided, the Company shall pay the Executive 200% of the cost of providing such fringe benefit to other members of senior management.

8. Compensation upon Termination by the Company upon Death, Disability or Without Cause. If the Executive's employment shall be terminated (i) by Executive's death, (ii) upon Executive's Disability or (iii) without cause, the Executive shall be entitled to the following benefits:


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        a. Payment of Base Salary. The Company shall immediately pay the
Executive any portion of the Executive's Base Salary or previously awarded Bonus not paid prior to the termination date.

        b. Severance Payment. The Company shall pay the Executive an amount (the "Severance Amount") equal to the Executive's combined current year Base Salary and any actual Bonus compensation for the preceding fiscal year; provided, however, that the Severance Amount shall not be less than Two Hundred Thousand Dollars ($200,000.00) nor more (once the minimum is reached) than one percent (1.0%) of the book value of the Company (i.e., the amount reported on the Company's balance sheet prepared in accordance with generally accepted accounting principles as stockholders' equity). The Severance Amount shall be payable immediately upon the termination date.

        c. Stock Options. Stock options owned by the Executive as of the termination date shall be exercisable in accordance with the Company's stock option plan and the applicable stock option agreements and this Agreement.

        d. Continuation of Fringe Benefits. From and after termination of the Executive's employment, other than Executive's Death, the Company shall continue to provide the Executive with all life insurance and medical coverage fringe benefits set forth in Section 4 as if the Executive's employment under the Agreement had not been terminated until the earlier to occur of (i) such time as the Executive finds full-time employment or (ii) the expiration of one (1) year. Notwithstanding the immediately preceding sentence, if, as the result of termination of the Executive's employment, the Executive and/or his otherwise eligible dependents or beneficiaries shall become ineligible for benefits under any one of the Company's benefit plans or the cost of providing such benefits exceeds two hundred percent (200%) of the cost of providing such benefits to other members of senior management, the Company, at the Company's option, shall
(i) continue to provide the Executive and his eligible dependents or beneficiaries with benefits at a level at least equivalent to the level of benefits for which the Executive and his dependents and beneficiaries were eligible under such plans immediately prior to the termination date or (ii) for any fringe benefit not so provided, the Company shall pay the Executive 200% of the cost of providing such fringe benefit to other members of senior management.

9. No Mitigation Required; No other Entitlement to Benefits under Agreement. The Executive shall not be required in any way to mitigate the amount of any payment provided for in Section 7 or 8, including, but not limited to, by seeking other employment, nor shall the amount of any payment provided for in Sections 5, 7, or 8 be reduced by any compensation earned by the Executive as a result of employment with another employer after the termination date of employment, or otherwise. Except as set forth in Sections 5, 7 or 8 following a termination governed by Section 7 or 8, the Executive shall not be entitled to any other compensation or benefits set forth in this Agreement, except as may be separately negotiated by the parties and approved by the Board of Directors of the Company in writing in conjunction with the termination of Executive's employment under Section 7 or 8.

10. Change in Control. A "Change in Control" shall be deemed to have occurred if the conditions set forth in any one of the following paragraphs shall have been satisfied.


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        a. Any "person," as such term is used in Sections 13(d) and 14(d) of the
Securities Exchange Act of 1934 (the "Exchange Act") (other than the Company;
any trustee or other fiduciary holding securities under an Executive benefit plan of the Company; or any company owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company), is or becomes the "beneficial owner" (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of the securities of the Company (not including in the securities beneficially owned by such person, any securities acquired directly from the Company or from a transferor in a transaction expressly approved or consented to by the Board of Directors) representing more than 25% of the combined voting power of the Company's then outstanding securities; or

        b. During any period of two consecutive years (not including any period prior to the execution of this Agreement), individuals who at the beginning of such period constitute the Board of Directors and any new director (other than a director designated by a person who has entered into an agreement with the Company to effect a transaction described in clause (a), (c) or (d) of this section), (i) whose election by the Board of Directors or nomination for election by the Company's stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved or (ii) whose election is to replace a person who ceases to be a director due to death, disability or age, cease for any reason to constitute a majority thereof; or

        c. The shareholders of the Company approve a merger or consolidation of the Company with another corporation, other than (i) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity), in combination with the ownership of any trustee or other fiduciary holding securities under an Executive benefit plan of the Company, at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation, or
(ii) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no person acquires more than 50% of the combined voting power of the Company's then outstanding securities; or

        d. The shareholders of the Company approve a plan of complete liquidation of the Company or an agreement for the sale or disposition by the Company of all or substantially all of the Company's assets.

11. Proprietary Information.

        a. Executive acknowledges that certain technological and other information may from time to time be disclosed to Executive by Company during the continuance hereof. Executive hereby acknowledges that all such information and technology, whether currently existing or hereafter developed by Company through or involving the services and efforts of Executive hereunder, shall at all times consist of and be preserved by Executive as valuable trade secrets and confidential information which is proprietary to and owned exclusively by Company, and that


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Executive does not have, and shall not have or hereafter acquire, any rights in or to any of such information and technology, including without limitation any patents, inventions, discoveries, know-how, trademarks or trade names used or adopted by Company in connection with the design, development, manufacture, or marketing of any financial or mortgage products which at any time during the continuation hereof may be offered or sold by Company. Executive further warrants and agrees that he shall not at any time, whether during the continuance of this Agreement or after its expiration or earlier termination, whether by Executive or by Company, in any manner or form, directly or indirectly, use, disclose, duplicate, license, sell, reveal, divulge, publish or communicate any portion of any such information or technology, nor use, disclose, duplicate, license, sell, reveal, divulge, publish or communicate any other confidential information concerning Company, or any customers or products of Company, to any person, firm or entity.

        b. Executive acknowledges that the Company possesses information obtained from its customers and clients ("Customer Confidences"). Executive agrees never to make use of Customer Confidences for any use not expressly authorized by the Customer whose Customer Confidences are in question.

        c. The Executive agrees that all styles, designs, lists, materials, books, files, reports, correspondence, records and other documents ("Company Materials") used, prepared or made available to the Executive, shall be and shall remain the property of the Company. Upon the termination of employment or the expiration of this Agreement, all Company Materials shall be returned immediately to the Company, and the Executive shall not make or retain any copies thereof.

        d. Executive agrees that the terms of this Section 11 will survive the term of this Agreement and will continue in full force and effect throughout his tenure with the Company in any capacity, whether as an employee, officer, director or outside consultant.

        e. Company acknowledges that Executive possesses information, technology, know-how, contacts and skills as a result of education and experience prior to and outside of his association with the Company. This Agreement shall not prevent, preclude or in any way impede the Executive from utilizing information, technology, know-how, contacts or skills actually or constructively possessed by the Executive prior to or outside of his association with the Company.

12. Competition. During the Term hereof, Executive shall not, without the Company's prior written consent, directly or indirectly engage in any business activity, or have any interest in any person, firm or other entity engaged in any business activity, in which Company at the time is engaged or is actively planning to engage. During the Term hereof and for a period of two (2) years thereafter, Executive shall not directly or indirectly: (a) divert or take away or attempt to divert or take away any of Company's customers, including without limitation those customers with whom Executive became acquainted while retained by Company; (b) employ, or knowingly permit any business entity controlled by Executive to employ, any person who during the period of twelve (12) months immediately preceding such time has been employed by Company; (c) solicit or otherwise seek to induce any employee of Company to leave his or her employment


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with the Company; or (d) undertake planning for or organization of any business activity that will directly injure Company's business, or conspire with employees of Company for the purpose of organizing any such injurious business activity. Executive agrees that the terms of this Section 12 will survive the term of this Agreement and will continue in full force and effect throughout his tenure with the Company in any capacity, whether as an employee, officer, director or outside consultant. However, this Section 12 shall not continue after termination of employment in the event that the Company terminates Executive without Cause or if the Company does not promptly fulfill any obligation, warranty or representation under this Agreement.

13. Notices. All notices and other communications under this Agreement shall be in writing and shall be given by fax or first class mail, certified or registered with return receipt requested, and shall be deemed to have been duly given three (3) days after mailing or twenty-four (24) hours after transmission of a fax to the respective persons named below:

        If to Company:     RealTrust Asset Corporation
                           Attn:  Board of Directors
                           2855 E. Cottonwood Parkway
                           Salt Lake City, UT 84121
                           Phone: (801) 365-3000
                           Fax:   (801) 365-3125

        If to Executive:   John P. McMurray
                           826 103rd Ave SE
                           Bellevue, WA 98004-6702


Either party may change such party's address for notices by notice duly given pursuant hereto.

14. Termination of Prior Agreements. CMG Funding Corp. ("CMG") has unconditionally guaranteed the timely performance of all the Company's obligations hereunder. The Company and CMG jointly and severally warranted that they possess the financial, legal and operational capacity to perform all obligations under this Agreement. This guarantee has been fully secured by Company and CMG assets. In addition to these warranties and guarantees, the Company and CMG also represented that each company has and will continue to comply with all laws, prepare their financial statements in accordance with GAAP. Except for the guarantee, warranties and representations identified under this heading which the Company and CMG acknowledge and which remain in full force and effect, this Agreement terminates and supersedes any and all prior agreements and understandings between the parties with respect to employment or with respect to the compensation of the Executive by the Company.

15. Assignment; Successors. This Agreement is personal in its nature and neither of the parties hereto shall, without the consent of the other, assign or transfer this Agreement or any rights or obligations hereunder; provided that, in the event of the merger, consolidation, transfer, or sale of all or substantially all of the assets of the Company with or to any other individual or entity, this Agreement shall, subject to the provisions hereof, be binding upon and inure to the benefit of


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such successor and such successor shall discharge and perform all the promises, covenants, duties, and obligations of the Company hereunder.

16. Entire Agreement; Headings. This Agreement embodies the entire agreement of the parties respecting the matters within its scope and may be modified only in writing. Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

17. Waiver; Modification. Failure to insist upon strict compliance with any of the terms, covenants or conditions hereof shall not be deemed a waiver of such term, covenant or condition, nor shall any waiver or relinquishment of, or failure to insist upon strict compliance with, any right or power hereunder at any one or more times be deemed a waiver or relinquishment of such right or power at any other time or times. This Agreement shall not be modified in any respect except by a writing executed by each party hereto.

18. Severability. In the event that a court of competent jurisdiction determines that any portion of this Agreement is in violation of any statute or public policy, only the portions of this Agreement that violate such statute or public policy shall be stricken. All portions of this Agreement that do not violate any statute or public policy shall continue in full force and effect. Further, any court order striking any portion of this Agreement shall modify the stricken terms as narrowly as possible to give as much effect as possible to the intentions of the parties under this Agreement.

19. Indemnification. The Company shall indemnify and hold Executive harmless to the maximum extent permitted by Maryland Law and the Bylaws of the Company. The Company shall continuously maintain adequate officers' insurance during the Term of the Agreement.




        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.

         "Company"                             "Executive"

  RealTrust Asset Corporation,                 John P. McMurray
  a Maryland corporation and
  CMG Funding Corp.,
   A Delaware corporation

  By: ________________________________         _________________________________
      John D. Fry                              John P. McMurray
      President and Chief Executive Officer


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                                    EXHIBIT A

                        BONUS INCENTIVE COMPENSATION PLAN

        The Bonus Incentive Compensation Plan shall be effective commencing upon closing of the Company's initial public offering ("IPO"). The annual bonus pursuant to the Bonus Incentive Compensation Plan will be paid one-half in cash and one-half in shares of Common Stock of the Company, annually, following receipt of the audit for the related fiscal year. This program will award bonuses annually to those officers out of a total pool determined by shareholder return on equity ("ROE") as follows:

ROE/(1)/ in Excess of Base Rate/(2)        Bonus as % of Average Net Worth
                                           /(3)/ Outstanding

Zero or less                                                 0%

Greater than 0% but less than 6%           10% * (actual ROE - Base Rate)

Greater than 6%                            (10% * 6%) + 15% * (Actual
                                           ROE - (Base Rate + 6%))


        Of the amount so determined, one-half will be deemed contributed to the total pool in cash and the other half deemed contributed to the total pool in the form of shares of Common Stock, with the number of shares to be calculated based on the average price per share during the preceding year.

----------

/(1) /"ROE" is determined for the fiscal year by averaging the monthly ratios calculated each month by dividing the Company's monthly Net Income (adjusted to an annual rate) by its Average Net Worth for such month. For such calculations, the "Net Income" of the Company means the net income or net loss of the Company determined according to GAAP, but after deducting any dividends paid or payable on preferred stock issued after the IPO and before giving effect to the bonus incentive compensation or any valuation allowance adjustment to stockholders' equity. The definition "ROE" is used only for purposes of calculating the bonus incentive compensation payable pursuant to the Bonus Incentive Compensation Plan, and is not related to the actual distributions received by stockholders. The bonus payments will be made before any income distributions are made to stockholders.

/(2) /"Base Rate" is the average for each month of the Ten-Year U.S. Treasury Rate, plus 4%.

/(3) /"Average Net Worth" for any month means the arithmetic average of the sum of (i) the net proceeds from all offerings of equity securities by the Company since formation (but excluding any offerings of preferred stock subsequent to the IPO), after deducting any underwriting discounts and commissions and other expenses and costs relating to the offerings, plus (ii) the Company's retained earnings (without taking into account any losses incurred in prior fiscal years,


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after deducting any amounts reflecting taxable income to be distributed as dividends and without giving effect to any valuation allowance adjustment to stockholders' equity) computed by taking the daily average of such values during such period.


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